UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Ambarella, Inc.

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AMBARELLA, INC.

3101 JAY STREET

SANTA CLARA, CA 95054

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On June 4, 2015

Dear Shareholder:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Ambarella, Inc., a Cayman Islands company, will be held on Thursday, June 4, 2015, at 9:00 a.m. Pacific Time at 3101 Jay Street, Santa Clara, CA 95054 for the following purposes:

1.	To elect the two nominees for Class III director named herein to hold office until the 2018 Annual Meeting of Shareholders.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Ambarella, Inc. for the fiscal year ending January 31, 2016.

3.	To approve, on an advisory basis, executive compensation.

4.	To approve, on an advisory basis, the frequency of future advisory votes on executive compensation.

5.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement, which is available at www.edocumentview.com/AMBA. This notice, the Notice of Internet Availability, the Proxy Statement for our Annual Meeting of Shareholders and the 2015 Annual Report and form of proxy are being made available to shareholders on or about April 20, 2015. We are providing access to our proxy materials over the Internet under the rules and regulations adopted by the U.S. Securities and Exchange Commission.

The record date for the Annual Meeting is April 8, 2015. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. We are not aware of any other business to come before the Annual Meeting. You may vote over the Internet, by telephone or by mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting if you do not attend in person. Please review the instructions on the proxy card regarding each of these voting options. The Proxy Statement explains proxy voting and the matters to be voted on in more detail. We look forward to your attendance at the Annual Meeting.

By Order of the Board of Directors

Michael Morehead

General Counsel and Secretary

Santa Clara, California

April 20, 2015

You are cordially invited to attend the meeting in person. Your vote is important. Whether or not you expect to attend the meeting, please vote your shares as instructed in the Notice of Internet Availability, which is being mailed to you on April 20, 2015, as promptly as possible to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

-i-

-ii-

Ambarella, Inc.

3101 Jay Street

Santa Clara, CA 95054

PROXY STATEMENT

FOR THE 2015 ANNUAL MEETING OF SHAREHOLDERS

INFORMATION CONCERNING VOTING AND SOLICITATION

In connection with the solicitation of proxies by the Board of Directors of Ambarella, Inc., a Cayman Islands company (the “Board”), and pursuant to the rules and regulations adopted by the U.S. Securities and Exchange Commission, we are furnishing our proxy materials to shareholders for use at our 2015 Annual Meeting of Shareholders (the “Annual Meeting”), and any adjournments or postponements thereof. The Annual Meeting will be held on Thursday, June 4, 2015, at 9:00 a.m. Pacific Time at the Company’s corporate headquarters located at 3101 Jay Street, Santa Clara, CA 95054.

We have mailed the Notice of Internet Availability to all shareholders and beneficial owners of record as of the record date, April 8, 2015. All shareholders will have the ability to access the proxy materials via the Internet, including this Proxy Statement and our 2015 Annual Report to Shareholders for the fiscal year ended January 31, 2015. The Notice of Internet Availability includes information on how to access the proxy materials, how to submit your vote over the Internet, by phone or how to request a paper copy of the proxy materials. This Proxy Statement and our 2015 Annual Report to Shareholders are available at www.edocumentview.com/AMBA. If you are a shareholder of record, you also may view these materials at http://www.envisionreports.com/AMBA.

References to “the Company,” “Ambarella,” “we,” “us” or “our” throughout this Proxy Statement mean Ambarella, Inc.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Notice of Internet Availability

Instead of mailing a paper copy of our proxy materials, we have provided access to our proxy materials over the Internet, which are available at www.edocumentview.com/AMBA. If you are a shareholder of record, you also may view these materials at http://www.envisionreports.com/AMBA.In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission, the Notice of Internet Availability has been sent to our shareholders of record and beneficial owners as of the record date, April 8, 2015. The Notice of Internet Availability includes information on how to access the proxy materials, how to submit your vote via the Internet and how to request a paper copy of the proxy materials. By accessing the proxy materials on the Internet or choosing to receive your future proxy materials by email, you will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meeting of shareholders on the environment.

Appointment of Proxy Holders

The Board asks you to appoint Feng-Ming (Fermi) Wang, George Laplante and Michael Morehead as your proxy holders to vote your shares at the Annual Meeting. You make this appointment by voting your shares by proxy, as instructed in the Notice of Internet Availability.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by the Board.

Unless you otherwise indicate, you also authorize your proxy holders to vote your shares on any matters not known by the Board at the time this Proxy Statement was made available to shareholders and which may be properly presented for action at the Annual Meeting.

Who Can Vote

Only shareholders of record at the close of business on April 8, 2015 will be entitled to vote at the Annual Meeting. On this record date, there were 31,328,410 ordinary shares outstanding and entitled to vote. Each holder of ordinary shares is entitled to one vote for each share held as of April 8, 2015. There is no cumulative voting in the election of directors.

Shareholder of Record: Shares Registered in Your Name

If on April 8, 2015, your shares were registered directly in your name with Ambarella’s transfer agent, Computershare Trust Company, N.A., then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote your shares by proxy over the Internet, by telephone, or by mail as instructed in the Notice of Internet Availability to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 8, 2015, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Proxy Statement is being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

How You Can Vote

You may either vote “For” the nominees for Class III Director or you may “Withhold” your vote for the nominees. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote in person at the Annual Meeting, vote by proxy over the Internet, by telephone or by mail, as instructed in the Notice of Internet Availability. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

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To vote over the telephone, dial toll-free 1-800-652-8683 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the proxy card. Your vote must be received by 11:59 p.m. Eastern Time on June 3, 2015 to be counted.

•	To vote through the Internet, go to http://www.envisionreports.com/AMBA to complete an electronic proxy card. Your vote must be received by 11:59 p.m. Eastern Time on June 3, 2015 to be counted.

•

To vote using the proxy card (if you requested paper copies of the proxy materials to be mailed to you), simply complete, sign and date the proxy card and return it promptly in the envelope to be provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should receive the Notice of Internet Availability from that organization rather than from Ambarella. Simply follow the voting instructions in the Notice of Internet Availability to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank, or contact your broker or bank to request a proxy form.

Matters to be Voted Upon

There are four matters scheduled for a vote at the Annual Meeting:

•	Election of the two directors named as nominees for Class III director in this Proxy Statement to hold office until the 2018 Annual Meeting of Shareholders;

•	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2016;

•	Approval, on an advisory basis, of executive compensation, as described in this Proxy Statement; and

•	Approval, on an advisory basis, of the frequency of future advisory votes on executive compensation.

If you are a shareholder of record and you vote via the Internet, by telephone or return a proxy card by mail, but do not select a voting preference, the persons who are authorized to vote your shares will vote:

•	FOR each of the two nominees for Class III director named herein to hold office until the 2018 annual meeting of shareholders;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2016;

•	FOR the approval, on an advisory basis, of executive compensation, as described in this Proxy Statement; and

•	FOR the approval, on an advisory basis, of the frequency of future advisory votes on executive compensation of every one year.

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should follow the voting instructions provided by your broker, bank other agent in order to instruct your broker, bank or other agent how to vote your shares.

Revocation of Proxies

Shareholders of record can revoke their proxies at any time before they are exercised in any of three ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to the Secretary of the Company prior to the Annual Meeting; or

•	by submitting another properly executed proxy of a later date prior to the Annual Meeting.

Beneficial owners of shares held in street name must contact their broker, bank or other agent to revoke any prior voting instructions.

Required Vote

Directors are elected by a plurality vote, which means that the two (2) nominees for Class III director receiving the most affirmative votes will be elected. All other matters submitted for shareholder approval, including the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2016, require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote.

A quorum of shareholders is necessary to hold a valid Annual Meeting. A quorum will be present if shareholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 31,328,410 shares outstanding and entitled to vote. As a result, shareholders holding at least 15,664,206 shares will need to be present at the meeting in person or represented by proxy to constitute a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) over the Internet, by telephone, by mail or if you attend the Annual Meeting in person. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, then either the chairman of the meeting or the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

Abstentions on any matters are treated as shares present or represented and entitled to vote on that matter and have the same effect as a vote “against” such matter.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your broker, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. Only Proposal 2 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Proposal 1 (election of directors), Proposal 3 (approval of the advisory vote on executive compensation) and Proposal 4 (approval of the frequency of the advisory votes on executive compensation) are not considered routine matters, and without your instruction, your broker cannot vote your shares as to those proposals. If your broker returns a proxy but does not vote your shares, this results in a “broker non-vote.” Broker non-votes will be counted as present for the purpose of determining a quorum. However, as brokers do not have discretionary authority to vote on Proposal 1, Proposal 3 or Proposal 4, broker non-votes will not be counted for the purpose of determining the number of votes cast on Proposal 1, Proposal 3 or Proposal 4.

Votes will be counted by the inspector of election appointed for the meeting, who will separately count: with respect to the election of the director, “For” and “Withhold” votes and, with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for Proposal 2, and will have the same effect as “Against” votes. Broker non-votes, although counted toward the quorum requirement, will not be counted towards the vote total for any proposal.

Other Matters Brought Before the Meeting

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

Solicitation of Proxies

The Company will pay for the entire cost of soliciting proxies. In addition to these proxy materials, the Company’s directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. The Company also may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Voting Results

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that the Company expects to file within four business days after the Annual Meeting. If final voting results are not available in time to file a Form 8-K within four business days after the meeting, the Company intends to file a Form 8-K to publish preliminary results and, within four business days after the final results are known, file an additional Form 8-K to publish the final results.

Important Notice Regarding Availability of Proxy Materials

This Proxy Statement and our 2015 Annual Report to Shareholders are available at www.edocumentview.com/AMBA. Please promptly vote your shares as instructed in the Notice of Internet Availability. This will not limit your rights to attend or vote at the Annual Meeting.

PROPOSAL 1

ELECTION OF CLASS III DIRECTORS

Ambarella’s Board of Directors, or the Board, currently has seven (7) members. The authorized number of directors may be changed by resolution of the Board. Vacancies on the Board may be filled only by a majority of the remaining directors even if less than a quorum, unless the Board determines that the vacancies shall be filled by the shareholders. A director elected to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board is divided into three classes, Class I, Class II and Class III, which serve staggered three-year terms:

•	Class I directors are Dr. Chenming C. Hu and Dr. Feng-Ming (“Fermi”) Wang and their current terms will expire at the annual meeting of shareholders to be held in 2016.

•	Class II directors are Leslie D. Kohn, D. Jeffrey Richardson and Lip-Bu Tan and their current terms will expire at the annual meeting of shareholders to be held in 2017.

•	Class III directors are Christopher B. Paisley and Andrew W. Verhalen and their terms will expire at the upcoming Annual Meeting.

Two (2) Class III directors will be elected at the Annual Meeting to serve until the annual meeting of shareholders to be held in 2018 or until their successors are elected and qualified. The Board, upon the recommendation of the nominating and corporate governance committee, selected Messrs. Paisley and Verhalen as nominees for election as Class III directors at the Annual Meeting. The proxies given to the proxy holders will be voted or not voted as directed and, if no direction is given, will be voted FOR the two (2) nominees. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event not now anticipated, proxies will be voted for any nominee designated by the Board to fill the vacancy. The two (2) nominees for Class III director receiving the highest number of affirmative votes will be elected as Class III directors.

The names of the nominees for election as Class III directors, who have been nominated by the Board, and the names of the continuing directors not up for election at the Annual Meeting, along with certain biographical information about the nominees and continuing directors, including the director’s business experience, public company director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the nominating and corporate governance committee to recommend that the director should continue to serve on the Board, are set forth below.

Names of Nominees for Class III Directors	Age		Position(s)
Christopher B. Paisley (1)	62	Director
Andrew W. Verhalen (2)(3)	59	Director

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating and Corporate Governance Committee

Christopher B. Paisley has served as a member of our Board since August 2012. Since January 2001, Mr. Paisley has served as the Dean’s Executive Professor of Accounting at the Leavey School of Business at Santa Clara University. Mr. Paisley also serves on the board of directors of Bridge Capital Holdings, a bank holding company, Control4 Corporation, a supplier of home automation equipment, Equinix, Inc., a provider of network colocation and managed services, Fortinet, Inc., a provider of unified threat management solutions, and

YuMe, Inc., a digital media advertising company. He also served as a director of 3Par Inc. from July 2006 until 3Par’s acquisition by Hewlett- Packard Company in September 2010, and of Volterra Semiconductor Corporation from April 2002 until Volterra’s acquisition by Maxim Integrated Products, Inc. in October 2013. Mr. Paisley holds a B.A. degree in business economics from the University of California at Santa Barbara and an M.B.A. from the Anderson School at the University of California at Los Angeles. We believe that Mr. Paisley has developed expertise in finance, including accounting and financial reporting, as a chief financial officer and in other finance roles and currently as a professor in the field of accounting and finance. Mr. Paisley also has over 15 years of outside board experience, which includes serving as audit committee chairman, at public and private companies.

Andrew W. Verhalen has been a member of our Board since January 2004. Mr. Verhalen has served as a General Partner of Matrix Partners, a venture capital firm, since 1992. He currently serves on the board of directors of several private technology companies in which Matrix Partners has invested and has served in the past on six public technology company boards of directors. Prior to joining Matrix Partners, Mr. Verhalen was an executive at 3Com Corporation from July 1986 through November 1991. He served as Vice President and General Manager of the Network Adapter Division for three years and as a Director or Vice President of Marketing for two years. From July 1981 to July 1986, Mr. Verhalen served in various marketing and strategic planning roles at Intel Corporation. Mr. Verhalen holds a B.S.E.E. degree, an M.Eng. degree and an M.B.A. from Cornell University. We believe that Mr. Verhalen possesses specific attributes that qualify him to serve as a member of our Board, including his experience as a technology-focused investor, which gives him in-depth knowledge of, and exposure to, current technology and industry trends and developments, providing us with insight into our industry and target markets.

Names of Continuing Directors	Age	Position(s)
Chenming C. Hu, Ph.D. (1)(2)	67	Director
Leslie D. Kohn	58	Chief Technology Officer and Director
D. Jeffrey Richardson (1)(3)	50	Director
Lip-Bu Tan (2)(3)(4)	55	Director
Feng-Ming (“Fermi”) Wang, Ph.D.	51	Chairman of the Board of Directors, President and Chief Executive Officer

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating and Corporate Governance Committee
(4)	Lead Independent Director

Chenming C. Hu, Ph.D. has been a member of our Board since November 2011. Since 1976 Dr. Hu has been a professor in electrical engineering and computer sciences at the University of California, Berkeley, where he has been the TSMC Distinguished Chair Professor Emeritus and Professor in the Graduate School since 2010. He was the Chief Technology Officer of TSMC from 2001 to 2004. Dr. Hu was the founding chairman of Celestry Design Technologies that was acquired by Cadence Design Systems in 2002. He is a board member of SanDisk Corporation, a provider of flash memory storage solutions, Fortinet, Inc., a provider of unified threat management solutions, and Inphi Corporation, a fabless semiconductor company. Dr. Hu previously served as a director of FormFactor, Inc. from December 2009 to December 2010 and of MoSys, Inc. from January 2005 to June 2010. Dr. Hu is a member of the U.S. National Academy of Engineering and the Chinese Academy of Sciences, and Taiwan’s Academia Sinica. Dr. Hu received his B.S. degree from National Taiwan University and his M.S. degree and Ph.D. from the University of California, Berkeley, all in Electrical Engineering. We believe that Dr. Hu possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience in the microelectronics and semiconductor industries as Chief Technology Officer of TSMC and as a current and former board member of a number of technology companies, as well as his experience in academia as a professor of microelectronics, which gives him in-depth knowledge of current technology trends and developments.

Leslie D. Kohn has served as our Chief Technology Officer and a member of our Board since he co-founded Ambarella in January 2004. Prior to co-founding Ambarella, Mr. Kohn was Chief Technology Officer and co-founder of Afara Websystems from November 2000 to July 2002. After Afara’s acquisition by Sun Microsystems in July 2002, Mr. Kohn served as a fellow at Sun Microsystems until August 2003. Mr. Kohn served as Chief Architect of C-Cube Microsystems from February 1995 to October 2000. Prior to joining C-Cube Microsystems, Mr. Kohn served in engineering and management positions with Sun Microsystems, Intel Corporation and National Semiconductor. Mr. Kohn holds a B.S. degree in physics from California Institute of Technology. We believe that Mr. Kohn possesses specific attributes that qualify him to serve as a member of our Board, including his role in developing our technology, his leadership as our co-founder and his years of experience in the digital video industry.

D. Jeffrey Richardson has been a member of our Board since March 2014. Mr. Richardson served as a senior executive of LSI Corporation (“LSI”), a semiconductor company, from 2005 until LSI’s acquisition by Avago Technologies Company in May 2014, including serving as LSI’s Executive Vice President and General Manager of the Semiconductor Solutions Group, Executive Vice President of the Networking and Storage Products Group, Executive Vice President and General Manager of the Custom Solutions Group and as Executive Vice President of Worldwide Strategic Planning. Prior to joining LSI, Mr. Richardson served in several capacities at Intel Corporation, including as its Vice President and General Manager of Server Platform Group and Vice President and General Manager of Enterprise Platforms and Services Division. Mr. Richardson serves on the board of directors of Lattice Semiconductor Corporation, a semiconductor company, and also served on the board of directors of Volterra Semiconductor Corporation, a provider of power management semiconductors, from April 2011 to October 2013, when Volterra was acquired by Maxim Integrated Products, Inc. Mr. Richardson received a B.S. degree in electrical engineering from the University of Colorado Boulder. We believe that Mr. Richardson possesses specific attributes that qualify him to serve as a member of our Board, including his extensive managerial experience in the semiconductor industry as Chief Operating Officer of LSI and senior management positions with LSI and Intel, and as a former board member of Volterra.

Lip-Bu Tan has been a member of our Board since January 2004. Mr. Tan has served as Chairman of Walden International, an international venture capital firm, since he founded the firm in 1987. He has also served as President and Chief Executive Officer of Cadence Design Systems, Inc., an electronic design automation software and engineering services company, since January 2009 and as a director since 2004. Mr. Tan currently serves on the board of directors of Cadence Design Systems, Inc., Semiconductor Manufacturing International Corporation, a semiconductor manufacturing company, and SINA Corporation, an Internet portal network company. He previously served on the board of directors of Inphi Corporation, a semiconductor corporation, from 2002 to 2012, and Flextronics International Ltd. from 2003 to 2012. He holds a B.S. degree in physics from Nanyang University in Singapore, an M.S. degree in nuclear engineering from Massachusetts Institute of Technology and an M.B.A. from the University of San Francisco. We believe that Mr. Tan possesses specific attributes that qualify him to serve as a member of our Board, including his extensive experience in the electronic design and semiconductor industries as Chief Executive Officer of Cadence and as Chairman of Walden International, and as a current and former board member of a number of technology companies, as well as his expertise in international operations and corporate governance.

Feng-Ming (“Fermi”) Wang, Ph.D. has served as our Chairman of the Board of Directors, President and Chief Executive Officer since he co-founded Ambarella in January 2004. Prior to co-founding Ambarella, Dr. Wang was Chief Executive Officer and co-founder of Afara Websystems, a developer of throughput-oriented microprocessor technology, from November 2000 to July 2002 when Afara was acquired by Sun Microsystems, Inc. Before founding Afara, Dr. Wang served in various positions at C-Cube Microsystems, Inc., a digital video company from August 1991 to August 2000, and last served as Vice President and General Manager from 1997 to 2000. Dr. Wang holds a B.S. degree in electrical engineering from National Taiwan University and an M.S. degree and Ph.D. in electrical engineering from Columbia University. We believe that Dr. Wang possesses specific attributes that qualify him to serve as a member of our Board, including his service as our Chairman of the Board of Directors, President and Chief Executive Officer, his leadership as a co-founder of Ambarella and his years of experience in the digital video industry.

Vote Required

The two (2) nominees for Class III director receiving the highest number of affirmative votes will be elected as Class III directors. Unless otherwise indicated, all proxies received will be voted “FOR” the nominees listed above.

The Board recommends a vote FOR the election of the nominees set forth above as Class III directors of Ambarella.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Composition

The Board is currently composed of seven members. The Board and its committees met throughout the year on a set schedule and held special meetings from time to time as appropriate. The Board held six meetings during the 2015 fiscal year. Each director attended at least 75% of the total aggregate of the regularly scheduled and special meetings held by the Board and the committees on which such director served during his tenure in fiscal 2015. Our non-management directors meet in regularly scheduled sessions without the presence of management in executive sessions. The lead independent director of the Board presides over each such executive session. We do not have a policy regarding directors’ attendance at the Annual Meeting of Shareholders.

Director Independence

Our Corporate Governance Guidelines provide that a majority of our directors will be independent. Based on the review and recommendation by the nominating and corporate governance committee, the Board has determined that Chenming Hu, Christopher Paisley, Jeffrey Richardson, Lip-Bu Tan, and Andrew Verhalen, representing a majority of our directors, are independent directors under the rules of NASDAQ. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with Ambarella. Feng-Ming Wang, Ambarella’s Chairman of the Board, President and Chief Executive Officer, and Leslie Kohn, Ambarella’s Chief Technical Officer, are not independent directors by virtue of their employment with Ambarella.

In evaluating Mr. Tan’s independence, the Board considered Mr. Tan’s position as President and Chief Executive Officer of Cadence Design Systems, Inc., or Cadence, with whom we have an agreement to provide us with design tools. However, the Board noted that Mr. Tan did not derive any direct or indirect material benefit from such agreement, Mr. Tan did not participate in the negotiation of the agreement and our Board believes that such agreement is in our best interest and on terms no less favorable than could be obtained from other third parties. In addition, the Board noted that the dollar amounts of payments to Cadence pursuant to the agreement will not constitute a material percentage of the revenue of Cadence, or of our revenue or total operating expenses.

Board Leadership Structure

The Board is currently chaired by Dr. Wang, the President and Chief Executive Officer of Ambarella. We believe that combining the positions of Chief Executive Officer and Chairman helps to ensure that the Board and management act with a common purpose. In our view, separating the positions of Chief Executive Officer and Chairman has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken our ability to develop and implement strategy. Instead, we believe that combining the positions of Chief Executive Officer and Chairman provides a single, clear chain of command to execute our strategic initiatives and business plans. In addition, we believe that a combined Chief Executive Officer and Chairman is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information.

The Board determined as part of our corporate governance principles that one of our independent directors should serve as a lead director at any time when the title of chairman is held by an employee director or there is no current chairman. The Board has determined that Lip-Bu Tan qualifies as an independent director under the rules of NASDAQ. Accordingly, the Board has appointed Mr. Tan as our lead independent director. Mr. Tan presides over periodic meetings of our independent directors, has the responsibility of raising issues with management on behalf of the outside directors when appropriate and oversees the function of the Board and committees, among other responsibilities.

We believe that the current leadership structure of the Board is appropriate at the present time and allows the Board to fulfill its duties effectively and efficiently based on our current needs.

Board Committees

We have established an audit committee, a compensation committee and a nominating and corporate governance committee. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his individual exercise of independent judgment with regard to Ambarella. We intend to comply with future requirements as they become applicable to us. Each of the committees operates under a written charter adopted by the Board, each of which can be found on our website at http://investor.ambarella.com. Each committee has the composition and responsibilities described below.

Audit Committee

The audit committee is currently composed of three directors: Mr. Paisley, Dr. Hu and Mr. Richardson. Mr. Paisley serves as the chairman of the committee. The audit committee met four times during fiscal year 2015.

The responsibilities of our audit committee include:

•	approving the hiring, discharging and compensation of our independent registered public accounting firm;

•	evaluating the qualifications, independence and performance of our independent registered public accounting firm;

•	reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management;

•	providing oversight with respect to related party transactions;

•

reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy and effectiveness of our financial controls; and

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters.

The Board has determined that Mr. Paisley qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Paisley’s level of knowledge and experience based on a number of factors, including his formal education and experiences as a chief financial officer for public reporting companies, as well as his service on the audit committees of other publicly traded companies. The Board has determined that Mr. Paisley’s simultaneous service on multiple audit committees would not impair his ability to effectively serve on our audit committee.

Compensation Committee

The compensation committee is currently composed of three directors: Mr. Verhalen, Dr. Hu and Mr. Tan. Mr. Verhalen serves as the chairman of the committee. The compensation committee met three times during fiscal year 2015.

The responsibilities of our compensation committee include:

•	reviewing and recommending policies relating to compensation and benefits of our executive officers and senior members of management;

•

reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and other executive officers, and evaluating the performance of our chief executive officer and other executive officers in light of the established goals and objectives;

•	reviewing and recommending to the Board changes with respect to the compensation of our directors; and

•	administering our stock option plans, stock purchase plans, compensation plans and similar programs, including the adoption, amendment and termination of such plans.

Each member of the compensation committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is currently composed of three directors: Mr. Tan, Mr. Richardson and Mr. Verhalen. Mr. Tan serves as the chairman of the committee. The nominating and corporate governance committee met one time during fiscal year 2015.

The responsibilities of our nominating and corporate governance committee include:

•	reviewing and assessing the performance of the Board, including its committees and individual directors, as well as the size of the Board;

•	identifying, evaluating and recommending candidates for membership on the Board, including nominations by shareholders of candidates for election to the Board;

•	reviewing and evaluating incumbent directors;

•	making recommendations to the Board regarding the membership of the committees of the Board; and

•	reviewing and recommending to the Board changes with respect to corporate governance practices and policies.

Role of the Board in Risk Oversight

One of the key functions of the Board is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure. Our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our external audit function. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2015, Mr. Verhalen, Dr. Hu and Mr. Tan served as members of the compensation committee. None of the members of our compensation committee is or has in the past served as an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the Board or compensation committee of any entity that has one or more executive officers serving on the Board or compensation committee.

Director Nominations

The Board nominates directors for election at each annual meeting of shareholders and elects new directors to fill vacancies when they arise. The nominating and corporate governance committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board for nomination or election.

Director Criteria. The nominating and corporate governance committee has a policy regarding consideration of director candidates recommended by shareholders. The nominating and corporate governance committee reviews suggestions for director candidates recommended by shareholders and considers such candidates for recommendation based upon an appropriate balance of knowledge, experience and capability. In addition to considering an appropriate balance of knowledge, experience and capability, the Board has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills. Except as may be required by rules promulgated by Nasdaq or the SEC, there are currently no specific, minimum qualifications that must be met by each candidate for the Board, nor are there any specific qualities or skills that are necessary for one or more of the members of the Board to possess. The nominating and corporate governance committee selects candidates for director based on their character, judgment, diversity of experience, independence, corporate experience, length of service, potential conflicts of interest, and his or her willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The nominating and corporate governance committee believes it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board to meet the definition of “independent director” under the rules of the NASDAQ.

Prior to each annual meeting of shareholders, the nominating and corporate governance committee will identify nominees first by reviewing the current directors whose term expires at the annual meeting of shareholders and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the nominating and corporate governance committee determines not to nominate the director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the Board or other event, the nominating and corporate governance committee will consider various candidates for Board membership, including those suggested by members of the nominating and corporate governance committee, by other members of the Board, by any executive search firm engaged by the nominating and corporate governance committee and by shareholders.

Shareholder Nominees. In addition, our articles of association contain provisions that address the process by which a shareholder may nominate an individual to stand for election to the Board at our Annual Meeting of shareholders. In order to nominate a candidate for director, a shareholder must give timely notice in writing to Ambarella, Inc.’s Secretary and otherwise comply with the provisions of our articles of association. To be timely, we must have received the shareholder’s notice not more than 120 days nor less than 90 days prior to the anniversary of the date our proxy statement was provided to shareholders in connection with previous year’s Annual Meeting. However, if we did not hold an Annual Meeting in the prior year or if the date of the Annual Meeting is more than 30 days before or after the anniversary date of the prior year’s Annual Meeting, we must receive the shareholder’s notice not earlier than the close of business on the 120th day prior to the Annual Meeting and not later than the close of business on the later of 90 days prior to the Annual Meeting and the 10th day after the day we provided such public disclosure of the meeting date. Information required by the articles of association to be in the notice include the name and contact information for the candidate and the person making the nomination, the principal occupation or employment of the candidate, the class and number of Ambarella securities held by the candidate, and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that Section. We received no director nominees from our shareholders. Shareholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our articles of association and must be addressed to 3101 Jay Street, Santa Clara, CA 95054, Attn: Secretary. You can obtain a copy of our articles of association by writing to the Secretary at this address.

Communications with the Board

The Board has adopted a formal process by which shareholders may communicate with the Board or any of its directors. Shareholders who wish to communicate with the Board or an individual director may send a written communication addressed as follows: Ambarella Board Communication, 3101 Jay Street, Santa Clara, California 95054. Each communication will be reviewed by the General Counsel of Ambarella who will forward the communication to the Board or to any individual director to whom the communication is addressed unless the communication is of a commercial, frivolous or similarly inappropriate nature, in which case, the General Counsel will discard the communication.

Corporate Governance Principles and Practices

We believe our corporate governance initiatives comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC adopted thereunder. In addition, we believe our corporate governance initiatives comply with the rules of The NASDAQ Stock Market.

The Board has adopted a Code of Business Conduct and Ethics that applies to each of our directors, officers and employees. This code addresses various topics, including:

•	compliance with laws, rules and regulations, including the Foreign Corrupt Practices Act;

•	conflicts of interest;

•	insider trading;

•	corporate opportunities;

•	competition and fair dealing;

•	equal employment and working conditions;

•	record keeping;

•	confidentiality;

•	giving and accepting gifts;

•	selecting suppliers and fostering partnerships;

•	protection and proper use of company assets; and

•	payments to government personnel and political contributions.

The Board also has adopted a Code of Ethics for our Chief Executive Officer and Senior Financial Officers, including our Chief Financial Officer and principal accounting officer, relating to ethical conduct, conflicts of interest and compliance with law. The Code of Conduct and the Code of Ethics for our Chief Executive Officer and Senior Financial Officers is available to shareholders on Ambarella’s website at www.ambarella.com. Any waiver to the Code of Business Conduct for an executive officer or director or any waiver of the Code of Ethics may only be granted by the Board or a committee of the Board and must be timely disclosed as required by applicable law. We also have implemented whistleblower procedures that establish formal protocols for receiving and handling complaints from employees. Any concerns regarding accounting or auditing matters reported under these procedures will be communicated promptly to our audit committee.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the Board has appointed PricewaterhouseCoopers LLP as Ambarella’s independent registered public accounting firm, or independent auditors, for the fiscal year ending January 31, 2016, and has further directed that management submit the appointment of independent auditors for ratification by the shareholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited Ambarella’s financial statements since fiscal year 2007. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither Ambarella’s Articles of Association nor other governing documents or law require shareholder ratification of the appointment of PricewaterhouseCoopers LLP as Ambarella’s independent auditors. However, the audit committee is submitting the appointment of PricewaterhouseCoopers LLP to shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the audit committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Ambarella and its shareholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the shareholders and will have the same effect as negative votes.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to Ambarella by PricewaterhouseCoopers LLP for the fiscal years ended January 31, 2014 and 2015, respectively:

	Fiscal Year Ended January 31,
	2015 ($)	2014 ($)
Audit Fees (1)	1,501,700	754,200
Audit-Related Fees (2)	—	81,000
Tax Fees (3)	35,050	32,000
All Other Fees (4)	1,800	1,800
Total Fees	1,538,550	869,000

(1)	Audit Fees. The aggregate fees billed for the fiscal years ended January 31, 2015 and 2014 were for professional services rendered for the audits of our consolidated financial statements, statutory audits of our subsidiaries, the review of our interim consolidated financial statements, services rendered in connection with registration statements on Form S-8, comfort letters and other matters related to the SEC. In addition, the aggregate fees billed for the fiscal year ended January 31, 2015 included fees for professional services rendered for the audit of the effectiveness of our internal control over financial reporting.
(2)	Audit-Related Fees. For the year ended January 31, 2014, the aggregate fees were for professional services for review of our implementation of our enterprise resource planning system.
(3)	Tax Fees. The aggregate fees billed for the fiscal years ended January 31, 2015 and January 31, 2014 were for tax advisory and tax compliance services related to tax research and tax planning services in foreign countries in which we do business.
(4)	All Other Fees consists of fees for access to online accounting and tax research software applications and data.

All fees described above were approved by the audit committee.

Pre-Approval Policies and Procedures

The audit committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent auditors, PricewaterhouseCoopers LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of the independent auditors or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.

The audit committee has determined that the rendering of the services described above by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.

Vote Required

Ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless otherwise indicated, proxies received will be voted “FOR” ratification of the appointment. In the event ratification is not obtained, the audit committee will review its future appointment of our independent registered public accountants.

The Board recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

PROPOSAL 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Beginning this year, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), allows our shareholders to vote to approve, on an advisory basis, the compensation of our named executive officers. We are asking our shareholders to provide an advisory vote to approve the compensation of our named executive officers, including the Compensation Discussion and Analysis section, along with the accompanying compensation tables and narrative disclosures as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our named executive officers.

The “say-on-pay” vote is advisory, and as such is not binding on the Company, but it does provide the compensation committee with valuable information about shareholder opinion of our executive compensation policies and programs for consideration when determining executive compensation in the future.

Please see the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 24, the accompanying compensation tables and the narrative disclosures for greater detail about our executive compensation programs, including information about the fiscal year 2015 compensation of our named executive officers. We believe that our executive compensation programs have been effective in achieving long-term alignment of management and shareholder interests, consistent with the Company’s philosophy on pay and performance.

We ask that you vote “FOR” the follow resolution:

RESOVLED: That the shareholders of Ambarella, Inc. hereby approve, on an advisory basis, the compensation of the named executive officers, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion, as disclosed in the Proxy Statement furnished for the 2015 Annual Meeting of Shareholders pursuant to the compensation disclosure rules and regulations of the U.S. Securities and Exchange Commission.

Vote Required

Approval, on an advisory basis, of named executive officer compensation requires the affirmative vote of the holders of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless otherwise indicated, proxies received will be voted “FOR” approval, on an advisory basis, of named executive officer compensation.

The Board unanimously recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also allows our shareholders to approve, on an advisory basis, the frequency with which we should solicit a shareholder advisory vote on the compensation of our named executive officers, such as Proposal 3 above. Because your vote on this Proposal 4 is advisory, it is not binding on the Company, but it does provide the compensation committee with valuable information about shareholder opinion.

The Board believes that a shareholder advisory vote on the compensation of our named executive officer should take place on an annual basis. The Board and compensation committee evaluate executive compensation policies on an annual basis, and an annual vote would provide more direct shareholder input on the Board and compensation committee’s decision making. Should such vote take place with less frequency, the compensation committee may not be able to effectively address concerns and feedback from shareholders in a timely manner and may not allow us to fully understand which policies are most supported by our shareholders.

We ask that you vote “FOR” the follow resolution:

RESOLVED: That the shareholders of Ambarella, Inc. hereby approve, on an advisory basis, the frequency of every one year, with which Ambarella, Inc. is to hold a shareholder vote to approve, on an advisory basis, the compensation of named executive officers, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion, as disclosed pursuant to the compensation disclosure rules and regulations of the U.S. Securities and Exchange Commission.

Vote Required

Approval, on an advisory basis, of the frequency of an advisory vote on executive compensation of every one year requires the affirmative vote of the holders of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” approval, on an advisory basis, of the frequency of an advisory vote on executive compensation of every one year.

The Board unanimously recommends a vote “FOR” the approval, on an advisory basis, of the frequency of an advisory vote on executive compensation of every one year.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of Ambarella’s equity compensation plans in effect as of January 31, 2015:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Restricted Stock Units and Rights		Weighted Average Exercise Price of Outstanding Options and Rights	Number of Securities Remaining Availabe for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in the first Column)
Equity compensation plans approved by security holders:
2004 Stock Option Plan (1)	1,694,663	(4)	$6.53	0
2012 Equity Incentive Plan (2)	2,567,697	(5)	$26.94	793,485
2012 Employee Stock Purchase Plan (3)	—		$—	667,990
Equity compensation plans not approved by security holders	—		$—	—
TOTAL:	4,262,360		$13.00	1,461,475

(1)	Our Board of Directors adopted, and our shareholders approved, the 2004 Stock Option Plan, as amended, or 2004 Plan. The 2004 Plan was last amended on August 28, 2012. A total of 1,694,663 ordinary shares are reserved for issuance under the 2004 Plan. As a result of our initial public offering in October 2012 and the adoption of the 2012 Equity Incentive Plan at that time, we no longer grant awards under the 2004 Plan; however, all outstanding options issued pursuant to the 2004 Plan continue to be governed by their existing terms.
(2)	Our Board of Directors adopted, and our shareholders approved, the 2012 Equity Incentive Plan, or 2012 Plan, which became effective in October 2012 in connection with our initial public offering. A total of 1,104,445 ordinary shares were initially authorized for issuance under the 2012 Plan. Shares reserved for issuance under the 2004 Plan that were not subject to outstanding awards at the completion of our initial public offering or which are subject to awards granted under the 2004 Plan and subsequently expire, terminate or are forfeited to us, are added to the 2012 Plan. In addition, the 2012 Plan provides that the number of ordinary shares available for issuance under the 2012 Plan will be increased on the first day of each fiscal year beginning with the 2014 fiscal year, in an amount equal to the least of (i) 3,500,000 ordinary shares, (ii) four and one-half percent (4.5%) of the outstanding ordinary shares on the last day of the immediately preceding fiscal year or (iii) such lesser number of ordinary shares determined by the Board.
(3)	Our Board of Directors adopted, and our shareholders approved, the 2012 Employee Stock Purchase Plan, or ESPP, which became effective in October 2012 in connection with our initial public offering. A total of 460,445 ordinary shares were initially authorized for issuance under the ESPP. The ESPP provides that the number of ordinary shares available for issuance under the ESPP will be increased on the first day of each fiscal year beginning with the 2014 fiscal year, in an amount equal to the least of (i) 1,500,000 ordinary shares, (ii) one and one-quarter percent (1.25%) of the outstanding ordinary shares on the last day of the immediately preceding fiscal year or (iii) such other amount as may be determined by the Board.
(4)	Consists of 135,774 shares granted as restricted stock units and options to purchase 1,558,889 shares.
(5)	Consists of 1,844,674 shares granted as restricted stock units and options to purchase 723,023 shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of Ambarella’s ordinary shares as of March 1, 2015 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table (referred to in this Proxy Statement as our “named executive officers”); (iii) all executive officers and directors of Ambarella as a group; and (iv) all those known by Ambarella to be beneficial owners of more than five percent of its ordinary shares.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
BlackRock, Inc. (2)	1,808,851	5.86%
Feng-Ming (“Fermi”) Wang (3)	516,177	1.65%
Leslie Kohn (4)	909,544	2.94%
George Laplante (5)	109,552	*
Michael Chen (6)	38,705	*
Christopher Day (7)	26,073	*
Chenming Hu (8)	39,628	*
Christopher Paisley (9)	27,739	*
Jeffrey Richardson (10)	7,590	*
Lip-Bu Tan (11)	36,648	*
Andrew Verhalen (12)	54,489	*

All executive officers and directors as a group (10 persons) (13)	3,574,996	11.34%

(1)	This table is based upon information supplied by officers, directors, principal shareholders and Schedules 13G filed with the SEC prior to March 1, 2015. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Ambarella believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 30,854,327 shares outstanding on March 1, 2015, adjusted as required by rules promulgated by the SEC. The information provided in the Schedules 13G report beneficial ownership as of December 31, 2014 and so change of beneficial ownership, if any, between that date and March 1, 2015 is not reflected in the table.
(2)	Pursuant to a Schedule 13G/A dated February 2, 2015 filed with the SEC, BlackRock Inc. reported that as of December 31, 2014 it had sole voting power over 1,738,294 shares and sole dispositive power over 1,808,851 shares, did not have shared voting or shared dispositive power over any shares, and that its address is 55 East 52nd Street, New York, NY 10022.
(3)	Includes (i) 334,877 shares that Dr. Wang has a right to acquire within 60 days of March 1, 2015 pursuant to outstanding options and (ii) 16,041 shares expected to be vested and delivered pursuant to outstanding restricted stock unit awards.
(4)	Includes (i) 72,009 shares that Mr. Kohn has a right to acquire within 60 days of March 1, 2015 pursuant to outstanding options and (ii) 10,239 shares expected to be vested and delivered pursuant to outstanding restricted stock unit awards.
(5)	Includes (i) 80,162 shares that Mr. Laplante has a right to acquire within 60 days of March 1, 2015 pursuant to outstanding options and (ii) 8,414 shares expected to be vested and delivered pursuant to outstanding restricted stock unit awards.
(6)	Includes (i) 21,762 shares that Mr. Chen has a right to acquire within 60 days of March 1, 2015 pursuant to outstanding options and (ii) 4,083 shares expected to be vested and delivered pursuant to outstanding restricted stock unit awards.
(7)	Includes (i) 9,069 shares that Mr. Day has a right to acquire within 60 days of March 1, 2015 pursuant to outstanding options and (ii) 3,550 shares expected to be vested and delivered pursuant to outstanding restricted stock unit awards.
(8)	Includes (i) 35,461 shares that Dr. Hu has a right to acquire within 60 days of March 1, 2015 pursuant to outstanding options, and (ii) 695 shares expected to be vested and delivered pursuant to an outstanding restricted stock unit award.

(9)	Includes (i) 23,572 shares that Mr. Paisley has a right to acquire within 60 days of March 1, 2015 pursuant to outstanding options, and (ii) 695 shares expected to be vested and delivered pursuant to an outstanding restricted stock unit award.
(10)	Includes (i) 5,230 shares that Mr. Richardson has a right to acquire within 60 days of March 1, 2015 pursuant to outstanding options, and (ii) 763 shares expected to be vested and delivered pursuant to an outstanding restricted stock unit award.
(11)	Includes (i) 31,017 shares that may be acquired pursuant to stock options exercisable within 60 days of March 1, 2015, (ii) 695 shares expected to be vested and delivered pursuant to an outstanding restricted stock unit award, and (iii) 1,464 shares held by the Lip-Bu Tan & Ysa Loo Trust. Mr. Tan disclaims beneficial ownership of any shares held by the Lip-Bu Tan & Ysa Loo Trust except to the extent of any pecuniary interest therein.
(12)	Includes (i) 8,795 shares that Mr. Verhalen has a right to acquire within 60 days of March 1, 2015 pursuant to an outstanding option, (ii) 695 shares expected to be vested and delivered pursuant to an outstanding restricted stock unit award, (iii) 850 shares held by Nicole Brownstone Verhalen 1997 Trust, and (iv) 850 shares held by Sara Rose Verhalen 1997 Trust.
(13)	Includes an aggregate of 667,824 shares that our directors and executive officers have a right to acquire within 60 days of March 1, 2015 pursuant to outstanding options and restricted stock unit awards.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Ambarella’s directors and executive officers, and persons who own more than ten percent of a registered class of Ambarella’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of ordinary shares and other equity securities of Ambarella. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish Ambarella with copies of all Section 16(a) forms they file. To Ambarella’s knowledge, based solely on a review of the copies of the reports furnished to Ambarella and written representations that no other reports were required, during the fiscal year ended January 31, 2015, we believe that our officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements, except for a transaction that should have been reported on Form 4 by March 19, 2014 for Andrew Verhalen, which was actually reported on March 20, 2014, a transaction that should have been reported on Form 4 by May 14, 2014 for Didier LeGall, which was actually reported on May 15, 2014, transactions that should have been reported on Form 4 by September 19 and 20, 2014 for Lip Bu Tan, which were actually reported on November 12, 2014, and a transaction that should have been reported on Form 4 by December 17, 2014 for Christopher Paisley, which was actually reported on December 22, 2014.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described elsewhere in this Proxy Statement, the following is a description of each transaction since February 1, 2014 and each currently proposed transaction in which:

•	Ambarella has been or is to be a participant;

•	the amount involved exceeds or will exceed $120,000; and

•

any of our directors, executive officers or beneficial holders of more than 5% of our ordinary shares, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Indemnification Agreements with Executive Officers and Directors

Ambarella has entered into indemnification agreements with each of its directors and executive officers pursuant to which Ambarella has agreed to indemnify the directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims by reason of their being such a director or officer. These indemnification agreements and Ambarella’s memorandum and articles of association will indemnify each of our directors and officers to the fullest extent permitted by applicable Cayman Islands law.

License Agreements with Cadence Design Systems, Inc.

In fiscal year 2008, Ambarella entered into a master software license agreement with Cadence Design Systems, Inc., or Cadence. From time to time, Ambarella has added additional software license commitments its existing software license agreement. A member of our Board, Lip-Bu Tan, is also the Chief Executive Officer, President and a director of Cadence. Our Board has noted that Mr. Tan did not derive any direct or indirect material benefit from such agreements. Pursuant to license commitments under the master software license agreement, Ambarella currently is committed to pay an aggregate amount of $7.5 million payable through January 2017.

Code of Conduct Policy and Procedures

In 2012, Ambarella adopted a formal written policy that became effective upon completion of Ambarella’s initial public offering that all executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of our ordinary shares and any member of the immediate family of any of the foregoing persons, are not permitted to enter into a related party transaction in which the aggregate amount involved will or may be expected exceed $120,000 in any calendar year with Ambarella without the prior consent of Ambarella’s audit committee, subject to the pre-approval exceptions described below. If advance approval is not feasible then the related party transaction will be considered at the audit committee’s next regularly scheduled meeting. In approving or rejecting any such proposal, the audit committee is to consider the relevant facts and circumstances including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Board has delegated to the chair of the audit committee the authority to pre-approve or ratify any request to enter into a transaction with a related party, in which the amount involved is less than $250,000 and where the chair is not the related party. The audit committee may also review certain types of related party transactions that it has deemed pre-approved even if the aggregate amount involved will exceed $120,000 including, employment of executive officers, director compensation, certain transactions with other organizations, certain charitable contributions, transactions where all shareholders receive proportional benefits, transactions involving competitive bids, regulated transactions and certain banking-related services.

EXECUTIVE OFFICERS

The following table sets forth certain information about our executive officers and their respective ages as of March 31, 2015. There are no family relationships among any of our directors or executive officers.

Name	Age	Position(s)
Feng-Ming (“Fermi”) Wang, Ph.D.	51	Chairman of the Board of Directors, President and Chief Executive Officer
Leslie D. Kohn	58	Chief Technology Officer and Director
George W. Laplante	63	Chief Financial Officer
Yun-lung (“Michael”) Chen	50	Vice President, Business Development
Christopher Day	51	Vice President, Marketing and Business Development

Feng-Ming (“Fermi”) Wang, Ph.D. and Leslie D. Kohn. For brief biographies of Dr. Wang and Mr. Kohn, please see “Proposal 1 – Election of Class III Directors” above.

George W. Laplante has served as our Chief Financial Officer since March 2011. From May 2009 to March 2011, Mr. Laplante served as a management consultant and interim chief financial officer to several private technology companies. From March 2007 to May 2009, Mr. Laplante served as the Chief Financial Officer and Secretary of Santur Corporation, a manufacturer of laser technology for the communications industry. From September 2000 to December 2006, Mr. Laplante served as the Chief Financial Officer and Secretary of 2Wire, Inc., a provider of broadband services platforms. Prior to joining 2Wire, Mr. Laplante held finance and management positions at Action Computer Supplies Holdings Plc., ACS Distribution, Inc., Arneson Marine, Inc., Molecular Computer, and Televideo Systems, Inc. Mr. Laplante began his career as a CPA with Arthur Andersen & Company. Mr. Laplante holds a B.A. degree in Economics from Southern Connecticut State College and a Masters in Accountancy from Bowling Green State University.

Yun-lung (“Michael”) Chen has served as our Vice President, Business Development since June 2011, and was Sr. Director of Sales from January 2005 to June 2011. Prior to joining Ambarella, Mr. Chen was Director of Sales for Marvell Technology, a semiconductor company, from December 2002 to October 2003. From October 1997 to October 2002, Mr. Chen served as Director of Sales for Wintech Microelectronics, a distributor of electronics. Mr. Chen holds a B.S. degree in industrial engineering from Tung Hai University in Taiwan.

Christopher Day has served as our Vice President, Marketing and Business Development since March 2010. Prior to joining Ambarella, Mr. Day was President and Chief Executive Officer of Mobilygen, Inc., a video compression company from March 2007 to October 2008, prior to acquisition by Maxim Integrated Products, Inc., and then served as Executive Director of Business Management of Maxim until March 2010. From February 2002 to February 2007, Mr. Day served as General Manager of Media Processing at NXP Semiconductors N.V., formerly Philips Semiconductor. From February 1998 to May 2001, Mr. Day served as Senior Director of Marketing for C-Cube Microsystems. Prior to joining C-Cube Microsystems, Mr. Day held sales and marketing positions at AuraVision, Inc., Motorola, Inc., and Hitachi, Ltd. Mr. Day holds a B.S. degree in computer and microprocessor systems from Essex University in the United Kingdom, and an M.B.A. from Santa Clara University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses the compensation programs and policies for our named executive officers (“NEOs”) for fiscal year 2015, who were:

Name	Position(s)
Feng-Ming (Fermi) Wang, Ph.D.	Chairman of the Board of Directors, President and Chief Executive Officer
George Laplante	Chief Financial Officer
Les Kohn	Chief Technology Officer
Christopher Day	Vice President, Marketing and Business Development
Yun-Lung (Michael) Chen	Vice President, Business Development

The information contained in this Compensation Discussion and Analysis should be read in connection with the compensation tables below, which provide a detailed view of the compensation paid to our NEOs in fiscal year 2015.

Executive Summary

Pay for Performance. The cornerstone of our executive compensation program is pay for performance. Accordingly, while we pay competitive base salaries and other benefits, a significant portion of our NEOs’ compensation opportunity is based on variable pay.

Fiscal Year 2015 Business Highlights. We are a leading developer of semiconductor processing solutions for video that enable high-definition, or HD, video capture, sharing and display. Our system-on-a-chip, or SoC, designs fully integrate HD video processing, image processing, audio processing and system functions onto a single chip, delivering exceptional video and image quality, differentiated functionality and low power consumption. Our technology platform is designed to be easily scalable across multiple applications and enable rapid and efficient product development. In the camera market, our solutions enable the creation of high-quality video content primarily for wearable sports cameras, Internet Protocol, or IP, security cameras, and automotive aftermarket cameras. In the infrastructure market, our solutions efficiently manage IP video traffic, broadcast encoding, transcoding and IP video delivery applications.

In fiscal year 2015, we achieved several significant business results, including

•	annual revenues of $218.3 million, a 38.5% year-over-year increase;

•	operating income of $51.9 million, a 85.8% year-over-year increase;

•	we generated cash flows from operating activities of $52.3 million, as compared to $34.4 million in fiscal year 2014;

•

we released our first SoC implementing the new H.265, or HEVC, video compression standard, delivering up to twice the compression efficiency of our current H.264 SoCs, and our first SoC enabling 4Kor Ultra HD video recording at 60 frames per second; and

•	we achieved total shareholder return of approximately 73% for the fiscal year.

Fiscal Year 2015 Executive Compensation Highlights. For fiscal year 2015, our compensation program for our NEOs demonstrated our commitment to our philosophy of paying for performance:

•

We increased the bonuses paid to our NEOs under the fiscal year 2015 plan to reflect the Company’s very strong performance during the fiscal year, including annual revenue of $218 million, up 38% over fiscal year 2014, and operating profit of $51.9 million, an increase of 86% compared to the prior year;

•

We provided no salary increases to our NEOs for fiscal year 2015, except in the case of a new appointment of an executive officer, as our compensation committee and our board of directors continued to emphasize incentive compensation for our NEOs; and

•

Our compensation committee and our board of directors approved equity awards to our NEOs at levels that met competitive market concerns, satisfied retention objectives and rewarded individual contributions and company performance.

Corporate Governance Best Practices

•

We provide a clear link between pay and performance by establishing corporate performance objectives under our fiscal year 2015 bonus plan, the achievement of which results in the funding of the bonus pool; and granting a substantial portion of executive compensation in the form of equity awards, which are intended to more closely align the interests of our executives with those of our shareholders.

•	Our fiscal year 2015 bonuses paid to our NEOs reflect our strong financial and operating performance during the fiscal year.

•

We provided no salary increases to our NEOs for fiscal year 2015, except in the case of a new appointment of an executive officer, as our compensation committee and our board of directors continued to emphasize incentive compensation for our NEOs.

•	Our compensation committee receives input from an independent compensation consultant regarding executive compensation, including market trends and peer group data relating to our executive officers.

•	We provide no special benefits to our NEOs outside of those benefits generally available to our other employees.

•	We maintain an anti-hedging and anti-pledging policy that applies to all of our executive officers.

Framework for Determining Executive Compensation

Overview

Our executive compensation program has focused primarily on attracting executive talent to manage and operate our business, retaining individuals who are key to our growth and success, and rewarding individuals who help us achieve our business objectives. To support these objectives, we provide a competitive total compensation package to our executive officers that we believe achieves the following:

•	motivates and rewards highly-talented individuals whose skills, knowledge and performance are critical to our success;

•	links overall compensation to achieving corporate and individual objectives set at the beginning of each year;

•	creates long-term incentives for management to increase shareholder value by having a significant portion of compensation tied to our long-term success; and

•	provides total compensation that is fair, reasonable and competitive.

The primary components of compensation for our NEOs are base salary, performance-based annual cash bonuses, equity-based compensation and severance and change of control benefits.

In transitioning from a private company following our initial public offering in the latter part of 2012, we have made gradual changes to our executive compensation program to adopt practices that are appropriate for the company given our business, industry, growth and other factors. Our compensation committee and board of directors believe it appropriate to continue to fine tune our executive compensation program but generally have avoided disruptive or dramatic changes to our executive compensation program since we became a publicly traded company. We have engaged an independent compensation consultant since our initial public offering, including for fiscal year 2015, which continues to assist our compensation committee in determining executive compensation. Over the last few years, we have considered and used different types of equity award to grant our NEOs, as we strive to establish the appropriate mix that continues to provide for emphasis on pay for performance, compensation that is competitive with the market, and appropriate incentive to drive our business success and retain our key talent. Consistent with our continued focus on performance, our compensation committee and the board of directors have not made adjustments to our NEOs’ base salaries since our initial public offering, except in the case of Mr. Chen when he was appointed an executive officer during fiscal year 2015. Due to the flexibility under our fiscal year 2015 bonus plan, our compensation committee and the board of directors used their discretion to reward our NEOs for an outstanding year of performance by increasing the size of the fiscal year 2015 bonus pool and the amount of cash bonuses payable to our NEOs.

The Role of the Compensation Committee and Board of Directors

The compensation committee of the board of directors (the “compensation committee”) is responsible for the executive compensation programs for our executive officers. Typically, the compensation committee reports to the board of directors on its discussions and recommends to the board of directors the decisions to be made and other actions to be taken with regard to our executive officers’ compensation. Our compensation committee’s recommendations regarding executive compensation are based on the compensation committee’s assessment of the performance of the Company and each individual executive officer, as well as other factors, such as prevailing industry trends. The board of directors (or the independent members regarding Chief Executive Officer (“CEO”) compensation) typically makes the final decisions regarding executive compensation.

The Role of Management

Our CEO and Chief Financial Officer (“CFO”) typically make recommendations to our compensation committee, attend compensation committee meetings and are involved in the process for setting our executive officers’ compensation, provided that neither our CEO nor our CFO makes recommendations as to his own compensation. Our compensation committee considers their recommendations but is not required to follow any recommendations and may adjust compensation up or down as it determines in its discretion. Our compensation committee reviews the recommendations and other data and makes recommendations to the board of directors as to each executive officer’s total compensation, as well as each individual compensation component. Our CEO and CFO attend compensation committee meetings as requested by the compensation committee, provided that each of our CEO and CFO is not present when his own compensation is discussed.

The Role of the Compensation Consultant

The compensation committee has authority to appoint and retain a compensation consultant. The reasonable fees for services rendered by the compensation consultant are paid by the Company. Consistent with prior years’ practices, for fiscal year 2015, our compensation committee engaged Compensia, Inc. (“Compensia”) to provide compensation consulting services. Compensia serves at the discretion of compensation committee. Compensia provided services to the compensation committee for fiscal year 2015, including presenting market data, including our peer group companies (as described further below) to the compensation committee; analyzing our NEOs’ salary and short-term incentive and equity incentive compensation in relation to market data; analyzing our NEOs’ equity award holdings including the value of outstanding and unvested awards; and attending compensation committee meetings as requested by the compensation committee.

Peer Companies

In setting NEO compensation for fiscal year 2015, our compensation committee considered the compensation data gathered by Compensia for the Company’s peer group of companies, although it did not benchmark or otherwise target our NEOs’ compensation to any specific percentile or range with respect to our peer companies. The Company’s peer group used for determining NEO compensation for fiscal year 2015 consisted of the following 16 companies:

Applied Micro Circuits Corporation	MaxLinear, Inc
Audience, Inc.	Monolithic Power Systems, Inc.
Cavium, Inc.	Micrel, Incorporated
DTS, Inc.	PLX Technology, Inc.
Exar Corporation	Rambus Inc.
Hittite Microwave Corp.	Silicon Image, Inc.
Inphi Corporation	Supertex, Inc.
InvenSense, Inc.	Universal Display Corporation

Generally, the peer group is determined based on technology companies in the semiconductor and semiconductor equipment and electronic components industries that have revenues between one-half to two times that of the Company and market capitalization of one-third to three times that of the Company. The compensation committee regularly reviews the list of companies in our peer group to ensure that they represent comparable peers.

Compensia’s analysis indicated that the Company’s total cash compensation for its NEOs was generally between the 25th and 50th percentiles as compared to the peer group companies, with the exception of Dr. Wang, whose total cash compensation was at the 25th percentile as compared to the peer group. Compensia’s analysis of equity compensation indicated that the Company’s equity compensation for its NEO’s was generally at the 75th percentile as compared to the peer group. The compensation committee reviewed and considered the analysis provided by Compensia, but did not set or consider specific benchmarks in determining fiscal year 2015 executive compensation. Compensia’s analysis of the Company’s financial performance relative to the peer group indicted that the Company’s 1-year and 3-year performance for revenue, operating margin and total shareholder return fell at or above the 75th percentile as compared to the peer group. For fiscal year 2015, the compensation committee did not engage Compensia to analyze peer group data in setting Mr. Chen’s compensation, because he was not an executive officer of the Company during the earlier part of the fiscal year.

Elements of Executive Compensation

The compensation of our NEOs consists of the following principal components:

•	base salary;

•	performance-based cash bonuses;

•	equity incentive awards; and

•	severance and change of control benefits.

We strive to achieve an appropriate mix between cash compensation and equity incentive awards to meet our objectives. We do not apply any formal or informal policies or guidelines for allocating compensation between current and long-term compensation, or between cash and equity compensation. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our executive officers to deliver superior performance and retain them to continue their careers with us on a cost-effective basis. Our board of directors, led by our compensation committee, generally conducts an annual review of our executive compensation, as well as the mix of components used to compensate our executive officers. In reviewing and setting the executive compensation for fiscal year 2015, our board of directors relied on its collective judgment, recommendations from Dr. Wang (for executives other than Dr. Wang), the relative pay among the management team members and its assessment of each executive officer’s role and overall contribution to the business in determining the size and mix of compensation for each executive.

Base Salary

Our base salaries are intended to provide financial stability, predictability and security of compensation for our executive officers for fulfilling their core job responsibilities. The base salaries of our NEOs are based primarily on the scope of their responsibilities, experience, performance and contributions, and our compensation committee’s understanding of compensation paid to similarly situated executives. None of our executive officers has an employment agreement that provides for automatic or scheduled increases in base salary.

Dr. Wang typically recommends base salaries for our NEOs other than himself to our compensation committee for consideration during the fourth quarter of each fiscal year and did so for fiscal year 2015. Our compensation committee considers Dr. Wang’s recommendations with respect to our NEOs other than himself but is not required to follow any of his recommendations and may adjust the amount of a recommended base salary up or down as it determines in its discretion. As typically done in past years, for fiscal year 2015, our compensation committee also evaluates Dr. Wang’s base salary during the fourth quarter of the preceding fiscal year.

In March 2014, our compensation committee recommended to our board of directors to approve, and our board of directors approved, the base salaries for our executive officers for fiscal year 2015. The salaries for our NEOs were set at the same level as their respective fiscal year 2014 salaries. Base salaries for our NEOs have remained unchanged since our initial public offering in the second half of 2012 (or the NEO’s later appointment as an officer, as applicable). Our CEO recommended no changes to the base salaries for the other NEOs and the compensation committee and board of directors believed that the salaries at the levels provided were appropriate. The Compensation Committee did approve a salary increase for Mr. Chen following his appointment as an executive officer in March 2014, from $200,000 to $234,000, to bring his salary in line with other Company executive officers. The following table sets forth the annual base salary for each of our NEOs for fiscal year 2015:

Name	Fiscal Year 2015 Base Salary
Fermi Wang	$340,000
George Laplante	$320,000
Les Kohn	$320,000
Christopher Day	$245,000
Yun-Lung Chen	$234,000

Performance-Based Cash Bonuses

Our executive officers are eligible to receive cash bonuses under our annual bonus plan established at the beginning of the fiscal year. Annual cash bonuses are intended to motivate our executives to achieve, and reward our executives for achieving, important corporate financial and operational goals, as well as individual objectives. A total bonus pool is established by the board of directors at the time the annual operating budget is approved. This total bonus pool is comprised of a bonus pool for our executive officers and a separate bonus pool for our worldwide employees.

Bonus Opportunity. Amounts payable under the fiscal year 2015 bonus plan are generally calculated as a percentage of the applicable NEO’s base salary, as adjusted based upon each executive officer’s individual performance against individual objectives. For fiscal year 2015, Mr. Wang’s target bonus opportunity was 75% of base salary, and the target bonuses for Messrs. Laplante, Kohn, Day and Chen was 30% of their respective annual base salaries. With respect to the NEOs other than our CEO, the compensation committee and board of directors recognized that achievement of corporate goals would require a team effort among management, and therefore the target bonus percentages should reflect internal parity with a larger percentage allocated to our Chief Executive Officer in light of his greater responsibility for our overall success and performance.

Corporate Performance Goals. For fiscal year 2015, Dr. Wang and Mr. Laplante recommended the corporate performance objectives to our compensation committee. In establishing the bonus plan for fiscal year 2015, the compensation committee and the board of directors deemed it appropriate to link compensation to our actual financial performance. As a result, the fiscal year 2015 bonus pool became funded only if the corporate performance objectives were achieved. These performance goals included annual revenue and annual operating profit of the Company which were equally weighted. These fiscal year 2015 performance goals, which remained the same from fiscal year 2014, were chosen because the compensation committee and board of directors believe that these are important financial metrics that reflect our performance as a growing company. While revenue growth remained an important focus for the Company’s overall growth and business success, the operating profit goal also was important to ensure that such top-line growth was balanced with efforts in achieving profitable growth and the management of expenses. The operating profit goal is a non-GAAP measure and refers to our operating income less the impact of stock-based compensation and the associated tax impact.

At target achievement of the performance goals, 100% of approved bonus pool would become funded and available for payment to executives. Failure to achieve the performance goals would result in none of the executive bonus pool becoming payable, though a portion of the non-executive bonus pool available to non-executive employees would become funded provided a minimum achievement was attained. Maximum achievement of the performance goals would result in 135% of the executive bonus pool becoming payable. Performance achievement between target level and the maximum amount would be based on a linear interpolation. Under our fiscal year 2015 bonus plan, our compensation committee and board of directors also had the discretion to reduce, eliminate or increase the bonuses.

Individual Performance Goals. In addition to the corporate performance objectives, for fiscal year 2015, Dr. Wang proposed individual performance objectives for the fiscal year for each of our NEOs other than himself. Individual performance objectives typically are tailored to the responsibilities and key objectives of such executive, and may vary from year to year. The achievement of individual objectives may be used by the compensation committee and board of directors to adjust the bonus received by an executive officer. The compensation committee and the board of directors set Dr. Wang’s individual objectives based on input from Dr. Wang, as well as their own understanding of our primary goals and objectives. For Dr. Wang, the individual objectives included the Company’s overall operating performance, product development, customer engagement, and managing the company’s growth. For Mr. Laplante, these individual objectives were focused around overall financial performance, corporate compliance, and managing the company’s growth and increased headcount. For Mr. Kohn, these individual objectives were focused around the company’s technology roadmap, advanced technology efforts and potential strategic opportunities. For Mr. Day, these individual objectives were focused around exploring new market opportunities, establishing product roadmaps and certain key customer engagements. For Mr. Chen, these individual objectives were focused around the Company’s worldwide sales efforts and customer engagements.

Actual Fiscal Year 2015 Performance. During fiscal year 2015, it became apparent that given our strong performance and the forecasted results based on the then-current outlook for the remainder of the year, the company would exceed the maximum achievement levels under the bonus plan. Our CEO discussed with the compensation committee the possibility of a discretionary increase in the fiscal year 2015 bonus pool based on year-end results. Following completion of the fiscal year, based on a review of the Company’s very strong performance and discussions with Compensia regarding its analysis of the potential changes in the bonus pool size, our compensation committee and board of directors used its discretion to approve an increase in the total bonus pool, which included an increase in the amounts available for bonus payments to our NEOs. The compensation committee and the board of directors believed that the increase in the bonuses was appropriate given our pay for performance philosophy and the Company’s significant overachievement of the financial and operational objectives in fiscal year 2015, including a 38.5% year-over-year increase in revenue and over 80% annual increase in net income.

Following the end of fiscal year 2015, our compensation committee reviewed the performance of our company and our NEOs and determined the amount of the performance bonus to be paid to each NEO. Our compensation committee sought and considered input from Dr. Wang regarding the performance of our NEOs other than himself in relation to the individual performance objectives established for the particular year and the amount of any performance bonus for those NEOs. The compensation committee was not required to follow any of his recommendations and could adjust the amount of a recommended performance bonus up or down as it determined in its discretion. The amount of cash bonus awarded to each NEO then was recommended by our compensation committee for approval by the full board of directors in the first quarter of fiscal year 2016.

For fiscal year 2015, our actual revenue was $218 million and operating profit was $51.9 million, which would have resulted in a combined achievement level in excess of the maximum amount available under the bonus plan. Our compensation committee and the board of directors determined that Dr. Wang had substantially achieved the individual objectives set for him for fiscal year 2015. The compensation committee also determined, based on input from Dr. Wang, that the other NEOs had substantially achieved their individual performance objectives for fiscal year 2015.

As a result of the significantly above target performance achievements, our NEOs received the following bonuses for fiscal year 2015:

Name	Fiscal Year 2015 Bonus
Fermi Wang	$425,000
George Laplante	$200,000
Les Kohn	$200,000
Christopher Day	$100,000
Yun-Lung Chen	$110,000

Equity Incentive Awards

Historically, equity-based compensation has been our primary long-term incentive compensation component. Our equity-based compensation is intended to retain executive officers through the use of time-based vesting while tying our long-term financial performance and shareholder value creation to the executive officer’s financial gain. We believe that both time-based vesting and shared financial success are long-term incentives that motivate our executive officers to grow revenue and earnings, enhance shareholder value and align the interests of our shareholders and executives. The vesting feature of our equity awards contributes to executive officer retention as this feature provides an incentive to our executive officers to remain in our employ during the vesting period. Historically, and prior to our initial public offering, we granted stock options to our employees. Since employees profit from stock options only if our share price increases relative to the stock option’s exercise price, we believe stock options provide meaningful incentives to employees to achieve increases in the value of our shares over time. In connection with becoming a public company, we also began to grant restricted stock units (“RSUs”) which our compensation committee and board of directors believe to be consistent with market practices. The use of RSUs also allows us to manage our burn rate more effectively because RSU grants typically require the issuance of a lesser number of shares than a stock option of similar value.

For fiscal year 2015, we granted equity awards to our NEOs that were a mix of RSUs and stock options subject to time-based vesting. The compensation committee and board of directors considered the possibility of granting awards subject to the achievement of specific performance goals (as had been granted in fiscal year 2014). However, they believed that setting performance goals that would remain relevant through the full fiscal year was challenging given the volatility of the industry in which the Company competes, the stage of the Company’s business and its recent rapid growth, as we have been a publicly traded company only since late 2012. After weighing the potential consequences of setting any performance goals at levels that, in hindsight, could be considered inadequately challenging or alternatively too difficult and unrealistic to achieve, and after considering management’s recommendation, the compensation committee and board of directors agreed that granting a portion of the equity awards as stock options, which would provide value to the NEOs only upon an increase in our stock price, together with RSUs, that in each case, vested based on continued service to the Company, would be an appropriate incentive for fiscal year 2015. The stock options comprised approximately 30% of the NEOs’ equity awards, which the compensation committee and board of directors believed generally was in line with our peers. The remaining approximately 70% of the NEOs’ equity awards was granted as RSUs, which the compensation committee and board of directors believed generally was in line with the practices of our peers.

Our compensation committee and board of directors review equity-based compensation levels for our executive officers on an annual basis. This review includes data and analysis provided by Compensia on the equity-based compensation provided by peer group companies. In determining the size of the equity awards, our compensation committee and board of directors considered primarily the functional role and responsibility of the executive officer’s position, along with other factors including the executive’s performance, the amount of equity previously awarded to him and the vesting status of such awards, the total number of equity awards outstanding, the potential dilutive effect of the awards on our shareholders and, in the case of awards to executive officers other than Dr. Wang, the recommendation of Dr. Wang. These factors were considered without any specified weighting or formula.

The following table presents the stock options and RSUs granted in fiscal year 2015 to our NEOs:

Name	Number of Shares Subject to Stock Options (1)	Number of Shares Subject to RSUs (2)
Fermi Wang	36,000	84,000
George Laplante	19,500	45,500
Les Kohn	20,400	47,600
Christopher Day	6,600	15,400
Yun-Lung Chen	7,950	18,550

(1)	The stock option awards are scheduled to vest in equal, monthly installments over four years beginning September 8, 2014.
(2)	The RSU awards are scheduled to vest in equal, quarterly installments over four years beginning September 15, 2014.

The exercise price of stock options granted to our employees, including our executive officers, is determined as the fair market value of the underlying ordinary shares on the date of grant, which is determined by reference to the market price of our ordinary shares as quoted on The NASDAQ Global Market. We do not have a program, plan or practice of selecting grant dates for equity incentive awards to our executive officers in coordination with the release of material non-public information. Typically, stock options and RSUs are granted effective two trading days after our quarterly earnings call that discusses our most recently ended fiscal quarter financial results. The compensation committee and board of directors believe that the granting of awards after the trading window opens several days following the earnings call helps to reduce the risk that awards coincide with the possession of material, non-public information.

We encourage our executives to hold a significant equity interest in the Company but we have not adopted a formal policy nor set specific ownership guidelines.

Severance and Change of Control Benefits

Employment of our executive officers is “at will.” Prior to our initial public offering, we entered into severance and change of control agreements with Dr. Wang and Messrs. Laplante, Kohn and Day, pursuant to which they are entitled to receive compensation and other benefits in connection with certain terminations of employment and terminations of employment in connection with a change of control event.

Our goal in providing certain severance and change of control benefits is to offer sufficient cash continuity protection such that the executive will focus his full time and attention on the requirements of our business rather than the potential implications for his respective position. We prefer to have certainty and internal parity regarding the potential severance amounts payable to our NEOs under certain circumstances, rather than negotiating severance at the time that an NEO’s employment terminates. We have also determined that accelerated vesting provisions are appropriate because they will encourage our NEOs to stay focused in such circumstances, rather than the potential implications for them.

These agreements are described in more detail below under “Potential Payments upon Termination or Change of Control.”

Broad Based Employee Benefits

We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. Each NEO is eligible to participate in all of our employee benefit plans applicable to the country in which he is located. Our U.S.-based NEOs are eligible to participate in our U.S.-based employee benefits plans, such as medical, dental, disability, vision, group life and accidental death and dismemberment insurance, our patent incentive program and our 401(k) plan, in each case on the same basis as other U.S.-based salaried employees. Mr. Chen is based in Taiwan and as a result, he participates in the generally available employee benefit plans maintained for our Taiwan employees.

We do not offer club memberships, automobile allowances, tickets to sporting events or concerts or other executive or excessive perquisites to any of our NEOs as that would be inconsistent with our egalitarian corporate culture.

Anti-hedging and Anti-pledging

Under our insider trading policy, our executive officers are prohibited from any hedging or similar transactions designed to decrease the risks associated with holding our securities. In addition, our executive officers may not pledge our securities as collateral for loans.

Accounting and Tax Considerations

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, or the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1.0 million paid to any and each of our Chief Executive Officer and three other highest paid officers in office, excluding our Chief Financial Officer, at year end. However, qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met and, in addition, certain compensation may be excluded from the deduction limitation during the first several years after an initial public offering, if certain requirements are met. We intend to review periodically the consequences of Section 162(m), and expect to balance the desirability of having compensation qualify for deductibility with our need to maintain flexibility in structuring our executive compensation programs. As a result, we have not adopted and currently do not expect to adopt a policy requiring that all compensation be deductible.

We account for equity compensation paid to our employees under applicable accounting guidance for stock-based compensation arrangements, which requires us to estimate and record an expense over the service period of the award. Accordingly, stock-based compensation cost is measured and recorded at grant date, based on the fair value of the awards, and is recognized as an expense over the requisite employee service period.

Compensation Risk Assessment

Our compensation committee assesses and considers potential risks when considering and approving the compensation programs for our executive officers and employees. Based upon this assessment, we believe our compensation programs are structured in a manner that does not create risks reasonably likely to have a material adverse effect on us in the future. Generally, our compensation programs are designed with features to address potential risks while rewarding employees and executives for achieving financial and corporate objectives. Our performance-based cash incentives are capped at 135% of target for individuals, and our equity awards are intended to encourage long-term growth and appreciation in the value of our business. Moreover, we do not offer unusual benefits or compensation programs, and neither our employees nor our executive officers receive car allowances, club memberships or other special perquisites.

Summary Compensation Table for Fiscal 2015

The following table summarizes the compensation that we paid or was earned by our chief executive officer, our chief financial officer and each of our three most highly compensated executive officers during the fiscal year ended January 31, 2015. We refer to these executive officers in this proxy statement as our “named executive officers.”

Name and Principal Position	Fiscal Year	Salary ($)	Stock Option Awards ($)(1)	Restricted Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($(2)	All Other Compensation ($)3	Total ($)
Feng Ming (Fermi) Wang,	2015	340,000	820,210	3,269,280	425,000	—	4,854,490
Chairman of the Board of Directors, President and Chief Executive Officer	2014 2013	340,000 340,000	— —	1,747,200 166,503	255,000 210,000	— —	2,342,200 716,503

Leslie D. Kohn	2015	320,000	464,785	1,852,592	200,000	3,000	2,840,377
Chief Technology Officer and Director	2014 2013	320,000 320,000	— —	1,164,800 122,108	120,000 120,000	9,000 2,000	1,613,800 564,108

George W. Laplante,	2015	320,000	444,280	1,770,860	200,000	—	2,735,140
Chief Financial Officer and Secretary	2014 2013	320,000 320,000	— —	873,600 111,009	120,000 120,000	— —	1,313,600 551,009

Yun-lung (Michael) Chen (4)	2015	223,374	181,130	721,966	110,000	—	1,236,470
Vice President, Business Development

Christopher Day	2015	245,000	150,372	599,368	100,000	—	1,094,740
Vice President, Marketing and Business Development	2014 2013	245,000 245,000	— 105,650	364,000 88,801	70,000 95,000	— —	679,000 534,451

(1)	The dollar amounts in this column do not reflect dollar amounts actually received by our named executive officers. Instead, these amounts represent the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718 for equity granted during the fiscal years ended January 31, 2015 and 2014. Stock option awards are valued using the Black Scholes option valuation model and the assumptions outlined in Note 8 of our financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2015, as filed with the SEC on March 30, 2015.
(2)	Reflects performance-based cash bonuses paid to our executive officers for performance in fiscal years 2013 - 2015.
(3)	Reflects payments made under our patent incentive program.
(4)	Mr. Chen was not an executive officer in fiscal years 2013 and 2014. Mr. Chen’s annual base salary was increased to $234,000 during fiscal year 2015 following his appointment as an executive officer.

Grants of Plan-Based Awards

The following table shows, for each of the named executive officers, certain information concerning all plan-based awards made in fiscal year ended January 31, 2015. This information supplements the information about these awards set forth in the Summary Compensation Table.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)(1)	Maximum ($)(1)
Feng-Ming (Fermi) Wang	N/A 9/8/2014 9/8/2014	—	255,000	345,000	84,000	36,000	38.92	820,210 3,269,280

Leslie D. Kohn	N/A 9/8/2014 9/8/2014	—	96,000	130,000	47,600	20,400	38.92	464,785 1,852,592

George W. Laplante	N/A 9/8/2014 9/8/2014	—	96,000	130,000	45,500	19,500	38.92	444,280 1,770,860

Yun-lung (Michael) Chen	N/A 9/8/2014 9/8/2014	—	70,000	95,000	18,550	7,950	38.92	181,130 721,966

Christopher Day	N/A 9/8/2014 9/8/2014	—	73,500	100,000	15,400	6,600	38.92	150,372 599,368

(1)	Our non-equity incentive plan awards, and how they were determined, are based upon a formula that includes some discretion as to amounts paid, as discussed above in the “Compensation Discussion and Analysis. The amounts listed in this table represent the target and maximum amounts that could have been earned under the fiscal 2015 bonus plan. Actual amounts paid out to the executive officers are included in the “Summary Compensation Table” above.
(2)	The shares subject to each option vest over a four-year period commencing on September 8, 2015, with 1/48 of the shares vesting on a monthly basis.
(3)	The shares subject to each restricted stock unit grant vest over a four-year period commencing on September 15, 2015, with 1/16 of the shares vesting on a quarterly basis.
(4)	The dollar amounts in this column do not reflect dollar amounts actually received by our named executive officers. Instead, these amounts represent the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718. Stock option awards are valued using the Black Scholes option valuation model and the assumptions outlined in Note 8 of our financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2015, as filed with the SEC on March 30, 2015.

Option Exercises and Stock Vested

The following table shows certain information concerning option exercises and value realized upon the exercise of stock options and the vesting of restricted stock unit grants by the named executive officers during fiscal 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Feng-Ming (Fermi) Wang	—	—	43,917	1,576,286
Leslie D. Kohn	168,000	6,588,595	29,031	1,036,035
George W. Laplante	49,360	1,010,399	22,871	821,675
Yun-lung (Michael) Chen	14,369	297,969	11,729	417,539
Christopher Day	15,606	474,466	10,372	368,105

(1)	The value realized on exercise is calculated as the difference between the market price of the shares underlying the options exercised and the applicable exercise price of those options.
(2)	The value realized on vesting is calculated by multiplying the number of shares of stock by the market value of the underlying shares on each vesting date.

Outstanding Equity Awards at Fiscal Year-End

The following table shows certain information regarding outstanding equity awards held by our named executive officers at the end of fiscal year 2015.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Feng-Ming (Fermi) Wang	111,111	—		2.93	7/9/2018
	111,110	—		6.62	10/28/2019
	66,666	—		8.82	11/02/2020
	37,962	6,482	(3)	8.82	8/29/2021
	3,000	33,000	(4)	38.92	9/7/2024
						7,292	(5)	403,321
						22,500	(6)	1,244,475
						57,750	(7)	3,194,153
						78,750	(8)	4,355,663
Leslie D. Kohn	66,071	—		2.93	7/9/2018
	740	5,186	(3)	8.82	8/29/2021
	1,700	18,700	(4)	38.92	9/7/2024	5,348	(5)	295,798
						15,000	(6)	829,650
						38,500	(7)	2,129,435
						44,625	(8)	2,468,209

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
George W. Laplante	62,426	12,486	(9)	8.82	3/7/2021
	1,851	1,297	(3)	8.82	8/29/2021
	1,625	17,875	(4)	38.92	9/7/2024
						4,862	(5)	268,917
						11,250	(6)	622,238
						28,875	(7)	1,597,076
						42,657	(8)	2,359,359
Yun-lung (Michael) Chen	2,037	—		3.20	7/08/2019
	5,555	—		8.82	11/02/2020
	5,463	2,826	(3)	8.82	8/29/2021
	4,630	6,945	(10)	9.99	7/9/2022
	662	7,288	(4)	38.92	9/7/2024
						3,403	(5)	188,220
						5,625	(6)	311,119
						14,438	(7)	798,566
						17,391	(8)	961,896
Christopher Day	463	3,241	(3)	8.82	8/29/2021
	5,144	5,927	(10)	9.99	7/9/202
	550	6,050	(4)	38.92	9/7/2024
						3,889	(5)	215,101
						4,688	(6)	259,293
						12,032	(7)	665,490
						14,438	(8)	798,566

(1)	Vesting of each option is contingent upon the executive officer’s continued service.
(2)	The amounts under “Market Value of Shares of Stock or Units That Have Not Vested” were calculated as the product of the closing price of our ordinary shares on the NASDAQ Global Market on January 31, 2015, which was $55.31, and the number of shares pursuant to the applicable stock option or restricted stock unit award grant.
(3)	The shares subject to the stock option vest over a four-year period commencing on August 1, 2011, with 1/48 of the shares vesting on a monthly basis.
(4)	The shares subject to the stock option vest over a four-year period commencing on September 8, 2014, with 1/48 of the shares vesting on a monthly basis.
(5)	The shares subject to the restricted stock unit grant vest over a four-year period commencing on September 15, 2012, with 1/16 of the shares vesting on a quarterly basis.
(6)	The shares subject to the restricted stock unit grant vest over a two-year period commencing on March 15, 2014, with 1/8 of the shares vesting on a quarterly basis.
(7)	The shares subject to the restricted stock unit grant vest over a four-year period commencing on September 15, 2013, with 1/16 of the shares vesting on a quarterly basis.
(8)	The shares subject to the restricted stock unit grant vest over a four-year period commencing on September 15, 2014, with 1/16 of the shares vesting on a quarterly basis.
(9)	The shares subject to the stock option vest over a four-year period based on a total grant amount of 299,643 shares, with 1/4 of the shares vesting on March 7, 2012, and the remainder of the shares vesting in 36 equal monthly installments thereafter. The option may be exercised prior to vesting, subject to our right to repurchase any shares that fail to vest prior to termination of service. The option is fully vested as of March 7, 2015.
(10)	The shares subject to the stock option vest over a four-year period commencing on July 10, 2012, with 1/48 of the shares vesting on a monthly basis.

Broad Based Employee Benefits

We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. Our named executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, disability, vision, group life and accidental death and dismemberment insurance, our patent incentive program and our 401(k) plan, in each case on the same basis as other U.S.-based salaried employees. We do not offer club memberships, automobile allowances, tickets to sporting events or concerts or other perquisites to any of our named executive officers as that would be inconsistent with our egalitarian corporate culture.

Potential Payments upon Termination or Change in Control

Severance Arrangements

Upon a termination of a named executive officer by us other than for cause occurring more than three months before or twelve months following a change of control, subject to the execution of a general release of claims, such named executive officer is entitled to:

•	the payment of accrued salary and vacation;

•	payment of a lump sum equal to 100% (Dr. Wang and Messrs. Laplante and Kohn) or 50% (Mr. Day) of the executive officer’s then-current annual base salary;

•	payment of a prorated portion of the executive officer’s annual target bonus;

•

immediate acceleration of twelve months (Dr. Wang and Messrs. Laplante and Kohn) or six months (Mr. Day)of vesting of outstanding options and RSU awards to the extent such equity grants vest based solely on service to the company over time; and

•	company-paid premiums for COBRA continuation coverage for up to twelve months (Dr. Wang and Messrs. Laplante and Kohn) or six months (Mr. Day) after the date of termination.

Change of Control Arrangements

Upon a termination of a named executive officer by us other than for cause or, if such officer resigns for good reason, within three months before or twelve months following a change of control, subject to the execution of a general release of claims, our named executive officers are entitled to:

•	the payment of accrued salary and vacation;

•	payment of a lump sum equal to 100% of the executive officer’s then-current annual base salary;

•	payment of a prorated portion of the executive officer’s annual target bonus;

•

immediate acceleration of vesting of 100% (Dr. Wang and Messrs. Laplante and Kohn) or 50% (Mr. Day) of outstanding options and RSU awards to the extent such equity grants vest based solely on services to the company over time; and

•	company-paid premiums for COBRA continuation coverage for up to twelve months after the date of termination.

In addition to the foregoing benefits, Dr. Wang and Messrs. Laplante and Kohn also would receive a gross-up payment if such officer is required to pay excise tax under Section 4999 of the Code, with the amount of such gross-up payment equal to the amount of excise tax. No other executive would receive a gross-up payment. In the event that the severance and other benefits payable to Mr. Day constitute “parachute payments” under Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, then such executive’s benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by such executive on an after-tax basis of the greatest amount of benefits.

For purposes of the change of control and severance agreements above, the term “cause” means the occurrence of any of the following events: (i) the executive officer’s willful and continued failure to substantially perform the duties of his position (other than failure resulting from the executive officer’s complete or partial incapacity due to physical or mental illness or impairment); (ii) the executive officer’s willful and continued failure to substantially perform the lawful and specific directives of the Board, as reasonably determined by the Board (other than failure resulting from the executive officer’s complete or partial incapacity due to physical or mental illness or impairment); (iii) the executive officer’s willful commission of an act of fraud or dishonesty resulting in, or is likely to result in, material economic or financial injury to us; or (iv) the executive officer’s willful engagement in illegal conduct that was or is reasonably likely to be materially injurious to us; provided that we have provided to the executive officer any requisite notice in a timely manner and, if permitted to correct the deficiency, the executive officer has failed to do so.

For purposes of the change of control and severance agreements above, “change of control” means the occurrence of any of the following events: (i) any person becomes the beneficial owner, directly or indirectly, of our securities representing 50% or more of the total voting power represented by our then-outstanding voting securities (except that any change in the ownership of our ordinary shares as a result of a private financing that is approved by the Board will not be considered a change of control); (ii) any person acquires more than 50% of the value of our assets over a twelve-month period; (iii) the consummation of a merger or consolidation with any other entity, other than a merger or consolidation that would result in our voting securities outstanding immediately prior thereto continuing to represent at least 50% of the total voting power represented by our voting securities or the voting securities of such surviving entity (or its parent) outstanding immediately after such merger or consolidation; or (iv) the replacement of a majority of the Board during any twenty-four month period by directors whose appointment or election is not approved by a majority of the members of the Board prior to the date of the appointment or election.

For purposes of the change of control and severance agreements above, “good reason” means the executive officer’s voluntary resignation from all positions such officer holds with us, effective within 90 days after the occurrence of: (i) a reduction by us of the executive officer’s base salary or annual target bonus in effect immediately prior to such reduction (other than reductions in connection with similar percentage reductions imposed on all executive-level employees); (ii) a reduction by us of the executive officer’s health or welfare benefits in effect immediately prior to such reduction (other than reductions in connection with similar percentage reductions imposed on all executive-level employees); (iii) our requiring the executive officer to move his primary work location to a location that increases his one-way commute by more than 30 miles from our then-current location; (iv) our failure to continue in effect any material compensation or benefit plan or practice in which the executive officer is eligible to participate in immediately prior to the change of control; (v) our failure to obtain the assumption, in all material respects, of the change of control agreement by any of our successors; or, for certain of the executive officers, (vi) a material diminution in such executive officer’s authority, duties, responsibilities, title or reporting structure; provided that the executive officer must provide written notice to us of the existence of one of these conditions within 60 days after its initial existence, and we must be provided with a period of 30 days during which we may cure the circumstances giving rise to the condition, in which case no good reason will exist.

The following table summarizes the payments that would be made to our named executive officers upon the occurrence of a termination of employment qualifying for severance benefits or upon a change of control, assuming that each named executive officer’s termination of employment with our company occurred on January 31, 2015 or in the event that a qualifying termination of employment in connection with a change of control of our company occurred on January 31, 2015, as applicable. Amounts shown do not include (i) accrued but unpaid salary through the date of termination, or (ii) other benefits earned or accrued by the named executive officer during his employment that are available to all salaried employees, such as accrued vacation.

Potential Payments upon Termination or Change in Control

	Termination Without Cause (No change of control) ($)	Termination Without Cause (Within three months before or twelve months after change of control) ($)
Feng-Ming (Fermi) Wang
Cash Severance Attributable to Salary	$340,000	$340,000
Cash Severance Attributable to Bonus	345,000	345,000
Acceleration of Stock Options(1)	448,858	842,218
Acceleration of RSUs(2)	3,549,063	9,197,611
Continued Health Benefits(3)	28,450	28,450

Total	$4,711,371	$10,753,279

George W. Laplante
Cash Severance Attributable to Salary	$320,000	$320,000
Cash Severance Attributable to Bonus	130,000	130,000
Acceleration of Stock Options(1)	720,673	933,743
Acceleration of RSUs(2)	1,861,347	4,847,590
Continued Health Benefits(3)	17,485	17,485

Total	$3,049,505	$6,248,818

Leslie D. Kohn
Cash Severance Attributable to Salary	$320,000	$320,000
Cash Severance Attributable to Bonus	130,000	130,000
Acceleration of Stock Options(1)	88,775	547,590
Acceleration of RSUs(2)	2,265,263	5,723,092
Continued Health Benefits(3)	17,485	17,485

Total	$2,821,523	$6,738,167

Christopher Day
Cash Severance Attributable to Salary	$122,500	$245,000
Cash Severance Attributable to Bonus	100,000	100,000
Acceleration of Stock Options(1)	243,372	259,223
Acceleration of RSUs(2)	392,625	969,225
Continued Health Benefits(3)	14,225	28,450

Total	$872,722	$1,601,898

(1)	The value of accelerated stock options was calculated by multiplying (x) the number of shares subject to acceleration by (y) the difference between the fair market value of an ordinary share on January 31, 2015, which was $55.31, and the per share exercise price of the unvested shares subject to acceleration.
(2)	The value of accelerated RSUs was calculated by multiplying (x) the number of shares subject to acceleration by (y) the fair market value of an ordinary share on January 31, 2015, which was $55.31.
(3)	Represents the aggregate premium payments that would be required to be paid to or on behalf of the named executive officer to provide continued health insurance coverage under COBRA (based on the executive’s health insurance coverage as of January 31, 2015) for the period available to the executive.

DIRECTOR COMPENSATION

Following completion of our initial public offering in October 2012, our non-employee directors receive compensation consisting of annual cash retainers for service on the Board and its standing committees, as well as equity grants awarded to non-employee directors upon joining the Board and on an annual recurring basis as they remain a member of the Board.

Retainers. Our non-employee directors receive an annual retainer of $35,000, prorated for partial service in any year and paid in cash. Members of our audit committee, compensation committee and nominating and corporate governance committee, other than the chairpersons of those committees, receive an additional annual retainer of $10,000, $6,000 and $4,000, respectively. The chairpersons of our audit committee, compensation committee and nominating and corporate governance committee each receive an additional annual retainer of $15,000, $10,000 and $7,500, respectively and the individual acting as lead independent director, if any, receives an additional $15,000 annually. Cash retainers are paid in arrears at the end of each quarter for service during the previous quarter.

Stock Compensation. Our non-employee directors receive grants of nonstatutory stock options and restricted stock unit awards. A non-employee director will be granted an initial nonstatutory option upon first becoming a member of the Board to purchase 13,333 ordinary shares and a restricted stock unit award for 6,667 ordinary shares. The initial option vests and becomes exercisable ratably over four years such that 1/48th of the shares subject to the option vest in equal monthly installments. The initial restricted stock unit award vests ratably on a quarterly basis over four years such that 1/16 of the shares vest each quarterly. Following each annual meeting of the shareholders after the year in which such director is initially elected to the Board, each continuing non-employee director is granted a nonstatutory option to purchase 5,555 ordinary shares and a restricted stock unit award for 2,778 ordinary shares. Each annual grant vests ratably over 12 months, with the option grant vesting in equal monthly installments and the restricted stock unit award vesting in equal quarterly installments.

Director Compensation for Fiscal 2015

The following table sets forth the compensation paid or accrued by us to our non-employee directors during fiscal year 2015. The table excludes Mr. Kohn and Dr. Wang, who did not receive any additional compensation from us in their roles as a director because they are employees of Ambarella.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)		Restricted Stock Awards ($)(1)(3)		Total ($)
Chenming C. Hu	51,000	126,563	(4)	108,120	(4)	285,683
Christopher B. Paisley	50,000	126,563	(5)	108,120	(5)	284,683
D. Jeffrey Richardson	44,917	313,492	(6)	262,404	(6)	620,813
Lip-Bu Tan	63,500	126,563	(7)	108,120	(7)	298,183
Andrew W. Verhalen	49,833	126,563	(8)	108,120	(8)	284,516

(1)	The dollar amounts in this column represent the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718 for stock awards granted during the fiscal year ended January 31, 2015. Stock options and restricted stock unit awards are valued using the Black Scholes option valuation model and the assumptions outlined in Note 8 of our financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2015, as filed with the SEC on March 30, 2015.
(2)	Represents stock options granted pursuant to the non-employee director compensation structure described above on September 8, 2014 to purchase 5,555 ordinary shares at an exercise price of $38.92, except in the case of Mr. Richardson. Mr. Richardson received an initial stock option grant for 13,333 ordinary shares at an exercise price of $31.25 when he joined the Board of Directors in March 2014, and a prorated stock option grant for 2,778 ordinary shares at an exercise price of $38.92 on September 8, 2014.

(3)	Represents restricted stock unit awards for 2,778 ordinary shares granted on September 8, 2014 pursuant to the non-employee director compensation structure described above, except in the case of Mr. Richardson. Mr. Richardson received a restricted stock unit award for 6,667 ordinary shares when he joined the Board of Directors in March 2014, and a prorated restricted stock unit award for 1,389 ordinary shares on September 8, 2014.
(4)	As of January 31, 2015, Dr. Hu held unexercised options to purchase 37,776 shares, and 2,084 shares expected to vest and be delivered pursuant to an outstanding restricted stock unit award.
(5)	As of January 31, 2015, Mr. Paisley held unexercised options to purchase 34,777 shares, and 2,084 shares expected to vest and be delivered pursuant to an outstanding restricted stock unit award.
(6)	As of January 31, 2015, Mr. Richardson held unexercised options to purchase 16,111 shares, and 6,459 shares expected to vest and be delivered pursuant to outstanding restricted stock unit awards.
(7)	As of January 31, 2015, Mr. Tan held unexercised options to purchase 33,332 shares, and 2,084 shares expected to vest and be delivered pursuant to an outstanding restricted stock unit award.
(8)	As of January 31, 2015, Mr. Verhalen held unexercised options to purchase 11,110 shares, and 2,084 shares expected to vest and be delivered pursuant to an outstanding restricted stock unit award.

COMMITTEE REPORTS

The following reports of the compensation committee and audit committee do not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Ambarella under the Securities Act of 1933 or the Securities Exchange Act of 1934.

REPORT OF THE COMPENSATION COMMITTEE

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with Ambarella’s management. Based on this review and discussion, the compensation committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Ambarella’s Proxy Statement.

Andrew Verhalen (Chairman)

Chenming C. Hu

Lip-Bu Tan

REPORT OF THE AUDIT COMMITTEE

The audit committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving Ambarella’s accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by Ambarella’s independent accountants and reviewing their reports regarding Ambarella’s accounting practices and systems of internal accounting controls as set forth in a written charter adopted by the Board. Ambarella’s management is responsible for preparing Ambarella’s financial statements and the independent registered public accountants are responsible for auditing those financial statements. The audit committee is responsible for overseeing the conduct of these activities by Ambarella’s management and the independent registered public accountants.

In this context, the audit committee has met and held discussions with management and the independent registered public accountants. Management represented to the audit committee that Ambarella’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants. The audit committee has discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 61, as amended. In addition, the independent registered public accountants provided to the audit committee the written disclosures required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence) and the audit committee and the independent registered public accountants have discussed such accountants’ independence from Ambarella and its management. The audit committee has discussed with Ambarella’s internal and independent registered public accountants, with and without management present, their evaluations of Ambarella’s internal accounting controls and the overall quality of Ambarella’s financial reporting.

In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, the audit committee recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in Ambarella’s Annual Report on Form 10-K for the fiscal year ended January 31, 2015, for filing with the SEC.

Christopher B. Paisley (Chairman)

Chenming C. Hu

D. Jeffrey Richardson

SHAREHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING OF SHAREHOLDERS

If a shareholder wishes to present a proposal to be included in our Proxy Statement for the 2016 Annual Meeting of Shareholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by the Secretary no later than January 21, 2016. Proposals we receive after that date will not be included in the Proxy Statement. We urge shareholders to submit proposals by Certified Mail—Return Receipt Requested.

A shareholder proposal not included in our proxy statement for the 2016 Annual Meeting of Shareholders will be ineligible for presentation at the 2016 Annual Meeting of Shareholders unless the shareholder gives timely notice of the proposal in writing to the Secretary of Ambarella at the principal executive offices of Ambarella. Under our articles of association, in order for a matter to be deemed properly presented by a shareholder, timely notice must be delivered to, or mailed and received by, us not more than one hundred twenty (120) days nor less than ninety (90) days in advance of the one-year anniversary of the date of our proxy statement provided in connection with the previous year’s Annual Meeting of shareholders; provided, however, that in the event that we did not hold an Annual Meeting in the prior year or if the date of the Annual Meeting is more than 30 days before or after the anniversary date of the prior year’s Annual Meeting, we must receive the shareholder’s notice not earlier than the close of business on the 120th day prior to the Annual Meeting and not later than the close of business on the later of 90 days prior to the Annual Meeting and the 10th day after the day we provided such public disclosure of the meeting date.

The shareholder’s notice must set forth, as to each proposed matter, the following: (a) a brief description of the business desired to be brought before the meeting and reasons for conducting such business at the meeting; (b) the name and address, as they appear on our books, of the shareholder proposing such business; (c) the class and number of shares of our securities that are beneficially owned by the shareholder; (d) any material interest of the shareholder in such business; and (e) any other information that is required to be provided by such shareholder pursuant to our articles of association or the proxy proposal submission rules of the SEC. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

HOUSEHOLDING OF PROXY MATERIALS

To reduce the expense of delivering duplicate proxy materials to shareholders who may have more than one account holding ordinary shares of Ambarella but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain shareholders of record who have the same address and last name will receive only one copy of the Notice of Internet Availability for our proxy materials until such time as one or more of these shareholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Shareholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single copy of the Notice of Internet Availability as a result of householding, and you would like to have separate copies mailed to you or if you receive multiple copies and would like to receive a single copy, please submit a request to Corporate Secretary, Ambarella, Inc., 3101 Jay Street, Santa Clara, California 95054 or make a request by e-mail at ir@ambarella.com , and we will promptly send you what you have requested. Shareholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 4, 2015

The notice of annual meeting, proxy statement and annual report are available at www.edocumentview.com/AMBA.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

MICHAEL MOREHEAD

General Counsel and Secretary

April 20, 2015

Vote by Internet • Go to www.envisionreports.com/AMBA • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Shareholder Meeting Notice 1234 5678 9012 345 Important Notice Regarding the Availability of Proxy Materials for the Ambarella, Inc. Annual Shareholder Meeting to be Held on June 4, 2015 Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important! This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The Notice and Proxy Statement and the Annual Report are available at: www.envisionreports.com/AMBA Easy Online Access — A Convenient Way to View Proxy Materials and Vote When you go online to view materials, you can also vote your shares. Step 1: Go to www.envisionreports.com/AMBA to view the materials. Step 2: Click on Cast Your Vote or Request Materials. Step 3: Follow the instructions on the screen to log in. Step 4: Make your selection as instructed on each screen to select delivery preferences and vote. When you go online, you can also help the environment by consenting to receive electronic delivery of future materials. Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before May 25, 2015 to facilitate timely delivery. COY 022LYB

Annual Shareholder Meeting Notice Ambarella, Inc.’s Annual Meeting of Shareholders will be held on June 4, 2015 at 3101 Jay Street, Santa Clara, CA 95054, at 9:00 a.m. Pacific Time. Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations. The Board of Directors recommends a vote FOR all listed nominees: 1. Election of Directors: 01 – Christopher B. Paisley 02- Andrew W. Verhalen The Board of Directors recommends a vote FOR Proposals 2 and 3: 2. Ratification of the selection of PricewaterhouseCoopers LLP as Ambarella, Inc.’s independent registered public accounting firm for the fiscal year ending January 31, 2016. 3. To approve, on an advisory basis, the compensation of Ambarella, Inc.’s named executive officers. The Board of Directors recommends a vote every 1 Year for Proposal 4: 4. To approve, on an advisory basis, the frequency of future advisory votes on executive compensation. PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you. Directions to the Ambarella, Inc. 2015 Annual Meeting The Ambarella, Inc. 2015 annual meeting will be held at the company’s offices located at 3101 Jay Street, Santa Clara, CA 95054. Directions are available on the company’s website at www.ambarella.com Here’s how to order a copy of the proxy materials and select a future delivery preference: Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below. Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials. PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials. g Internet – Go to www.envisionreports.com/AMBA. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials. g Telephone – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings. g Email – Send email to investorvote@computershare.com with “Proxy Materials Ambarella” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings. To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by May 25, 2015. 022LYB